UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-K

_________________________

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2020

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Xenetic Biosciences, Inc.

(Exact name of registrant as specified in charter)

Nevada	001-37937	45-2952962
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

40 Speen Street, Suite 102
Framingham, Massachusetts	01701
(Address of principal executive offices)	(Zip Code)

(781) 778-7720

(Registrant’s telephone number, including area code)

__________________________________________________

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	XBIO	The NASDAQ Stock Market LLC

Purchase Warrants	XBIOW	The NASDAQ Stock Market LLC

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

         Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Registered Direct Offering

On December 10, 2020, Xenetic Biosciences, Inc., a Nevada corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional and accredited investors named therein, pursuant to which the Company agreed to issue and sell, in a registered direct offering (the “Registered Offering”), 2,448,980 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, at an offering price of $2.45 per share.

The Registered Offering resulted in gross proceeds of approximately $6.0 million before deducting the placement agent’s fees and related offering expenses. The Shares were offered by the Company pursuant to a prospectus supplement to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-227572), which was initially filed with the Securities and Exchange Commission (the “Commission”) on September 27, 2018, and was declared effective on October 12, 2018. The Registered Offering closed on December 14, 2020.

The Purchase Agreement also contains customary conditions to closing, representations and warranties of the Company, and termination rights of the parties, as well as certain indemnification obligations of the Company and ongoing covenants for the Company, including a prohibition on the Company conducting certain variable rate transactions for a period of six months from the closing of the Registered Offering, subject to certain exceptions. Additionally, from the date of the Purchase Agreement until 15 days after the closing as contemplated therein, the Company is restricted from issuing, entering into any agreement to issue or announcing the issuance or proposed issuance of any shares of common stock.

The representations, warranties and covenants contained in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement. In addition, such representations, warranties and covenants: (i) are intended as a way of allocating the risk between the parties to the Purchase Agreement and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Accordingly, the Purchase Agreement is filed with this report only to provide investors with information regarding the terms of transaction, and not to provide investors with any other factual information regarding the Company. Stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual statement of facts or condition of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Placement Agent’s Fees and Expenses

Pursuant to an engagement agreement, dated December 9, 2020 (the “Engagement Letter”), the Company engaged H.C. Wainwright & Co., LLC (the “Placement Agent”) to act as the Company’s exclusive placement agent in connection with the Registered Offering. In connection with the Registered Offering, the Company has agreed to pay the Placement Agent a cash fee equal to 7.0% of the aggregate gross proceeds raised in the Registered Offering, a $65,000 non-accountable expense allowance and clearing expenses in the amount of $12,900. The Engagement Letter has a 6 month tail, a 6 month right of first refusal period, indemnity and other customary provisions for transactions of this nature.

The foregoing summaries of the Purchase Agreement and the Engagement Letter do not purport to be complete and are subject to, and qualified in their entirety by, such documents attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K (the “Report”), and which are incorporated herein in their entirety by reference.

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The Company is filing the opinion of its counsel, Westward Law, LLC, relating to the legality of the issuance and sale of the Shares, as Exhibit 5.1 hereto, which is incorporated herein by reference.

This Report does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 8.01. Other Events.

The Information in Item 1.01 above is hereby incorporated by reference into this Item 8.01. In connection with the Registered Offering, on December 10, 2020, the Company issued a press release announcing the pricing of the Registered Offering, and on December 14, 2020, the Company issued a press release announcing the closing of the Registered Offering. A copy of the press releases announcing the pricing and closing of the Registered Offering are filed as Exhibits 99.1 and 99.2, respectively, hereto and are incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

5.1	Opinion of Westward Law, LLC

10.1	Form of Securities Purchase Agreement between Xenetic Biosciences, Inc. and the purchasers named therein, dated as of December 10, 2020

10.2	Engagement Letter between Xenetic Biosciences, Inc. and H.C. Wainwright & Co., LLC, dated as of December 9, 2020

99.1	Press Release, dated December 10, 2020

99.2	Press Release, dated December 14, 2020

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENETIC BIOSCIENCES, INC.

By: /s/ James Parslow
Date: December 14, 2020	Name: James Parslow
Title: Chief Financial Officer

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